Investor Contact:	Media Contact:
Paul Trussell	Sandra Carreon-John
investor.relations@nike.com	media.relations@nike.com
NIKE, INC. REPORTS FISCAL 2026 SECOND QUARTER RESULTS

BEAVERTON, Ore., Dec. 18, 2025 — NIKE, Inc. (NYSE:NKE) today reported fiscal 2026 financial results for its second quarter ended November 30, 2025.

•Second quarter revenues were $12.4 billion, up 1 percent on a reported basis and flat on a currency-neutral basis*
•Wholesale revenues were $7.5 billion, up 8 percent on a reported and currency-neutral basis
•NIKE Direct revenues were $4.6 billion, down 8 percent on a reported basis and down 9 percent on a currency-neutral basis
•Gross margin decreased 300 basis points to 40.6 percent
•Diluted earnings per share was $0.53

"NIKE is in the middle innings of our comeback. We are making progress in the areas we prioritized first and remain confident in the actions we're taking to drive the long-term growth and profitability of our brands," said Elliott Hill, President & CEO, NIKE, Inc. "Fiscal 26 continues to be a year of taking action through Win Now, including realigning our teams, strengthening partner relationships, rebalancing our portfolio, and winning on the ground. We're finding our rhythm in our new sport offense, and setting ourselves up for the next phase of athlete-centered innovation in an elevated and integrated marketplace."

"In the second quarter, we demonstrated the resilience of our portfolio, delivering modest top-line reported growth while managing headwinds from repositioning our business in a dynamic operating environment," said Matthew Friend, Executive Vice President & Chief Financial Officer, NIKE, Inc. "We are making the shifts required to position our portfolio for a full recovery and driving real-time decisions in service of the long-term health of our brands."

Second Quarter Income Statement Review

•Revenues for NIKE, Inc. were $12.4 billion, up 1 percent on a reported basis and flat on a currency-neutral basis.
◦NIKE Brand revenues were $12.1 billion, up 1 percent on a reported and currency-neutral basis, primarily due to growth in North America, partially offset by declines in Greater China and APLA.
◦Wholesale revenues were $7.5 billion, up 8 percent on a reported and currency-neutral basis, primarily due to growth in North America.
◦NIKE Direct revenues were $4.6 billion, down 8 percent on a reported basis and down 9 percent on a currency-neutral basis, due to a 14 percent decrease in NIKE Brand Digital and a 3 percent decrease in NIKE-owned stores.
◦Revenues for Converse were $300 million, down 30 percent on a reported basis and down 31 percent on a currency-neutral basis, due to declines across all territories.
•Gross margin decreased 300 basis points to 40.6 percent, primarily due to higher tariffs in North America.
•Selling and administrative expense increased 1 percent to $4.0 billion.
◦Demand creation expense was $1.3 billion, up 13 percent, primarily due to higher brand marketing expense and higher sports marketing expense.
◦Operating overhead expense was $2.8 billion, down 4 percent, primarily due to lower wage-related expense and lower other administrative costs.
•The effective tax rate was 20.7 percent compared to 17.9 percent for the same period last year, primarily due to changes in earnings mix.
•Net income was $0.8 billion, down 32 percent, and Diluted earnings per share was $0.53, a decrease of 32 percent.

November 30, 2025 Balance Sheet Review

•Inventories for NIKE, Inc. were $7.7 billion, down 3 percent, reflecting a decrease in units, partially offset by increased product costs, primarily due to higher tariffs in North America.
•Cash and equivalents and short-term investments were $8.3 billion, down approximately $1.4 billion, as cash generated by operations was more than offset by cash dividends, bond repayment, share repurchases and capital expenditures.

Shareholder Returns

NIKE has a strong track record of returns to shareholders, including 24 consecutive years of increasing dividend payouts. In the second quarter, the Company returned approximately $598 million to shareholders through dividends, up 7 percent from the prior year.

Conference Call

NIKE, Inc. management will host a conference call beginning at approximately 2:00 p.m. PT on December 18, 2025, to review fiscal second quarter results. The conference call will be broadcast live via the Internet and can be accessed at https://investors.nike.com. For those unable to listen to the live broadcast, an archived version will be available at the same location through approximately 9:00 p.m. PT, January 8, 2026.

About NIKE, Inc.

NIKE, Inc., based near Beaverton, Oregon, is the world's leading designer, marketer and distributor of authentic athletic footwear, apparel, equipment and accessories for a wide variety of sports and fitness activities. Converse, a wholly-owned NIKE, Inc. subsidiary brand, designs, markets and distributes athletic lifestyle footwear, apparel and accessories. For more information, NIKE, Inc.’s earnings releases and other financial information are available on the Internet at https://investors.nike.com. Individuals can also visit https://news.nike.com and follow @NIKE.

Forward-Looking Statements

This press release contains forward-looking statements, which involve risks and uncertainties that could cause actual results to differ materially. These risks and uncertainties are detailed from time to time in reports filed by NIKE with the U.S. Securities and Exchange Commission (SEC), including Forms 8-K, 10-Q and 10-K.

*	Non-GAAP financial measures. See additional information in the accompanying Divisional Revenues table.

(Tables Follow)

NIKE, Inc.
CONSOLIDATED STATEMENTS OF INCOME
(Unaudited)

	THREE MONTHS ENDED		%	SIX MONTHS ENDED		%
(In millions, except per share data)	11/30/2025	11/30/2024	Change	11/30/2025	11/30/2024	Change
Revenues	$12,427	$12,354	1%	$24,147	$23,943	1%
Cost of sales	7,382	6,965	6%	14,159	13,297	6%
Gross profit	5,045	5,389	-6%	9,988	10,646	-6%
Gross margin	40.6%	43.6%		41.4%	44.5%

Demand creation expense	1,273	1,122	13%	2,461	2,348	5%
Operating overhead expense	2,766	2,883	-4%	5,594	5,705	-2%
Total selling and administrative expense	4,039	4,005	1%	8,055	8,053	0%
% of revenues	32.5%	32.4%		33.4%	33.6%

Interest (income) expense, net	(9)	(24)	—	(27)	(67)	—
Other (income) expense, net	16	(8)	—	39	(63)	—
Income before income taxes	999	1,416	-29%	1,921	2,723	-29%
Income tax expense	207	253	-18%	402	509	-21%
Effective tax rate	20.7%	17.9%		20.9%	18.7%

NET INCOME	$792	$1,163	-32%	$1,519	$2,214	-31%

Earnings per common share:
Basic	$0.54	$0.78	-31%	$1.03	$1.48	-30%
Diluted	$0.53	$0.78	-32%	$1.03	$1.48	-30%

Weighted average common shares outstanding:
Basic	1,479.5	1,486.8		1,478.1	1,492.3
Diluted	1,481.0	1,490.0		1,480.0	1,495.9

Dividends declared per common share	$0.410	$0.400		$0.810	$0.770

NIKE, Inc.
CONSOLIDATED BALANCE SHEETS
(Unaudited)

	November 30,	November 30,	% Change
(Dollars in millions)	2025	2024
ASSETS
Current assets:
Cash and equivalents	$6,974	$7,979	-13%
Short-term investments	1,371	1,782	-23%
Accounts receivable, net	5,738	5,302	8%
Inventories	7,726	7,981	-3%
Prepaid expenses and other current assets	2,206	1,936	14%
Total current assets	24,015	24,980	-4%
Property, plant and equipment, net	4,843	4,857	0%
Operating lease right-of-use assets, net	2,894	2,736	6%
Identifiable intangible assets, net	259	259	0%
Goodwill	240	240	0%
Deferred income taxes and other assets	5,536	4,887	13%
TOTAL ASSETS	$37,787	$37,959	0%
LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Current portion of long-term debt	$999	$1,000	0%
Notes payable	—	49	-100%
Accounts payable	3,717	3,255	14%
Current portion of operating lease liabilities	513	481	7%
Accrued liabilities	5,919	5,694	4%
Income taxes payable	492	767	-36%
Total current liabilities	11,640	11,246	4%
Long-term debt	7,016	7,973	-12%
Operating lease liabilities	2,754	2,562	7%
Deferred income taxes and other liabilities	2,292	2,141	7%
Redeemable preferred stock	—	—	—
Shareholders’ equity	14,085	14,037	0%
TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$37,787	$37,959	0%

NIKE, Inc.
DIVISIONAL REVENUES
(Unaudited)

				% Change Excluding Currency Changes[1]				% Change Excluding Currency Changes[1]
	THREE MONTHS ENDED		%		SIX MONTHS ENDED		%
(Dollars in millions)	11/30/2025	11/30/2024	Change		11/30/2025	11/30/2024	Change
North America
Footwear	$3,542	$3,236	9%	9%	$6,761	$6,448	5%	5%
Apparel	1,811	1,693	7%	7%	3,285	3,024	9%	9%
Equipment	280	250	12%	12%	607	533	14%	14%
Total	5,633	5,179	9%	9%	10,653	10,005	6%	7%
Europe, Middle East & Africa
Footwear	2,012	1,982	2%	-2%	4,033	3,934	3%	-2%
Apparel	1,196	1,136	5%	1%	2,302	2,129	8%	3%
Equipment	184	185	-1%	-5%	388	383	1%	-4%
Total	3,392	3,303	3%	-1%	6,723	6,446	4%	0%
Greater China
Footwear	954	1,203	-21%	-20%	2,063	2,449	-16%	-16%
Apparel	442	472	-6%	-6%	804	832	-3%	-3%
Equipment	27	36	-25%	-24%	68	96	-29%	-30%
Total	1,423	1,711	-17%	-16%	2,935	3,377	-13%	-13%
Asia Pacific & Latin America
Footwear	1,151	1,234	-7%	-7%	2,212	2,286	-3%	-3%
Apparel	457	437	5%	6%	828	785	5%	6%
Equipment	59	73	-19%	-18%	117	135	-13%	-13%
Total	1,667	1,744	-4%	-4%	3,157	3,206	-2%	-2%
Global Brand Divisions[2]	9	13	-31%	-23%	18	27	-33%	-32%
TOTAL NIKE BRAND	12,124	11,950	1%	1%	23,486	23,061	2%	1%
Converse	300	429	-30%	-31%	666	930	-28%	-29%
Corporate[3]	3	(25)	—	—	(5)	(48)	—	—
TOTAL NIKE, INC. REVENUES	$12,427	$12,354	1%	0%	$24,147	$23,943	1%	-1%

TOTAL NIKE BRAND
Footwear	$7,659	$7,655	0%	-1%	$15,069	$15,117	0%	-2%
Apparel	3,906	3,738	4%	4%	7,219	6,770	7%	5%
Equipment	550	544	1%	0%	1,180	1,147	3%	1%
Global Brand Divisions[2]	9	13	-31%	-23%	18	27	-33%	-32%
TOTAL NIKE BRAND REVENUES	$12,124	$11,950	1%	1%	$23,486	$23,061	2%	1%
[1] The percent change has been calculated using actual exchange rates in use during the comparative prior year period and is provided to enhance the visibility of the underlying business trends by excluding the impact of translation arising from foreign currency exchange rate fluctuations, which is considered a non-GAAP financial measure. Management uses this non-GAAP financial measure when evaluating the Company's performance, including when making financial and operating decisions. Additionally, management believes this non-GAAP financial measure provides investors with additional financial information that should be considered when assessing the Company's underlying business performance and trends. References to this measure should not be considered in isolation or as a substitute for other financial measures calculated and presented in accordance with U.S. GAAP and may not be comparable to similarly titled non-GAAP measures used by other companies.

[2] Global Brand Divisions revenues include NIKE Brand licensing and other miscellaneous revenues that are not part of a geographic operating segment.
[3] Corporate revenues primarily consist of foreign currency hedge gains and losses related to revenues generated by entities within the NIKE Brand geographic operating segments and Converse, but managed through the Company's central foreign exchange risk management program.

NIKE, Inc.
EARNINGS BEFORE INTEREST AND TAXES[1]
(Unaudited)

	THREE MONTHS ENDED		%	SIX MONTHS ENDED		%
(Dollars in millions)	11/30/2025	11/30/2024	Change	11/30/2025	11/30/2024	Change
North America	$1,261	$1,371	-8%	$2,395	$2,587	-7%
Europe, Middle East & Africa	733	831	-12%	1,468	1,623	-10%
Greater China	191	375	-49%	568	877	-35%
Asia Pacific & Latin America	389	460	-15%	739	862	-14%
Global Brand Divisions[2]	(1,072)	(1,133)	5%	(2,264)	(2,360)	4%
TOTAL NIKE BRAND[1]	1,502	1,904	-21%	2,906	3,589	-19%
Converse	(4)	53	-108%	35	174	-80%
Corporate[3]	(508)	(565)	10%	(1,047)	(1,107)	5%
TOTAL NIKE, INC. EARNINGS BEFORE INTEREST AND TAXES[1]	990	1,392	-29%	1,894	2,656	-29%
EBIT margin[1]	8.0%	11.3%		7.8%	11.1%
Interest (income) expense, net	(9)	(24)	—	(27)	(67)	—
TOTAL NIKE, INC. INCOME BEFORE INCOME TAXES	$999	$1,416	-29%	$1,921	$2,723	-29%
[1] Management evaluates the performance of the Company's segments and allocates resources based on earnings before interest and taxes (commonly referred to as "EBIT"), which represents Net income before Interest (income) expense, net and Income tax expense. Total NIKE Brand EBIT, Total NIKE, Inc. EBIT and EBIT margin are considered non-GAAP financial measures. Management uses these non-GAAP financial measures when evaluating the Company's performance, including when making financial and operating decisions. Additionally, management believes these non-GAAP financial measures provide investors with additional financial information that should be considered when assessing the Company's underlying business performance and trends. EBIT margin is calculated as total NIKE, Inc. EBIT divided by total NIKE, Inc. Revenues. References to EBIT and EBIT margin should not be considered in isolation or as a substitute for other financial measures calculated and presented in accordance with U.S. GAAP and may not be comparable to similarly titled non-GAAP measures used by other companies.

[2] Global Brand Divisions primarily represents costs, including product creation and design expenses, that are centrally managed for the NIKE Brand, as well as costs associated with NIKE Direct global digital operations and enterprise technology. Global Brand Divisions revenues include NIKE Brand licensing and other miscellaneous revenues that are not part of a geographic operating segment.

[3] Corporate consists primarily of unallocated general and administrative expenses, including expenses associated with centrally managed departments; depreciation and amortization related to the Company's corporate headquarters; unallocated insurance, benefit and compensation programs, including stock-based compensation; and certain foreign currency gains and losses, including certain hedge gains and losses.